SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 27, 2009

 MAGNITUDE INFORMATION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

330 West 38th Street, New York, New York 10018
(Address of principal executive offices) (Zip Code)

(212) 239-8210
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.02  Termination of Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities

Magnitude Information Systems, Inc. (the “Company”) received an aggregate $875,000 investor proceeds out of an anticipated $1 million of signed subscriptions from six accredited investors. Theses investors subscribed to purchase an aggregate 40,000,000 “Units” of the Company’s restricted securities. Each Unit consists of one (1) restricted common share and a 3-year common stock purchase warrant, exercisable at $.05, to purchase one-quarter of a common share, for the subscription price of $.025 per Unit. The Company paid a placement agent fee to Carella Asset Management of Zurich, Switzerland, in the amount of $60,000, representing six (6%) percent of the gross investment funds received.

In connection with this investment, the Company repaid $600,000 to Discover Advisory Company, the holder of a certain Company Convertible Revolving Promissory Note, dated June 4, 2009, in the principal amount of $1,000,000. For its part, Discover Advisory Copmany has agreed to terminate the stock pledge agreement accompanying the Convertible Revolving Promissory Note. This note holder has returned to Registrant the 160 capital shares of Kiwibox Media, Inc., the Company’s wholly owned subsidiary,  it held as collateral for securing this note, all as disclosed in the Form 8-K filed by the Company with the Commission on June 12, 2009.

The issuance of these Company securities is being made in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended in reliance upon Rule 506 of Regulation D promulgated thereunder and Section 4(2) thereof.

Registrant issued the Press Release, attached hereto as Exhibit 99.1, announcing the developments disclosed in this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.39	Form of Registrant’s Securities Purchase Agreement, with Warrant as an Exhibit
99.1	Press Release dated December 31, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAGNITUDE INFORMATION SYSTEMS, INC.

Dated: December 31, 2009	By:	/s/ Joerg H. Klaube
Joerg H. Klaube
Chief Financial Officer